Exhibit 23.2

Spiegel Accountancy Corp.

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Registration Statement of NOWTRANSIT INC on Form S-1 (Amendment Number 2), filed on or about December 23, 2019, of our Report of Independent Registered Public Accounting Firm, dated October 29, 2019, on the balance sheet of NOWTRANSIT INC as of August 31, 2019 and the related statements of operations, changes in stockholder's equity and cash flows for the period of July 8, 2019 (Inception) to August 31, 2019 and the related notes, which appear in such Registration Statement.

We also consent to the references to us under the headings "Experts" in such Registration Statement.

/s/ Spiegel Accountancy Corp

Spiegel Accountancy Corp
Pleasant Hill, California
December 23, 2019